EXHIBIT 10.23

January 28, 2005

Doug Arm, Ph. D.

Dear Dr. Arm:

We are pleased to offer you the position of Vice-President of Development - Biologics at a salary of $13,333 per month (which, if computed on an annual basis, would be equivalent to $160,000), payable semi-monthly. You will report to me, and your start date will be Monday, February 15th, 2005.  Both the device development groups in Engineering and Biologics will report to you.  You will also primarily manage outside relationships relative to this project.  In effect, you will, in conjunction with me, have overall responsibility for the current engineering development and future direction of the stem cell device projects. You will have primary project management duties and responsibility to interact with quality, regulatory, production as well as related outside groups.  In addition, you will likely be called upon to interact with marketing, clinical trials coordinators and clinicians.  Clearly this will be a very challenging but very rewarding opportunity.

You will receive MacroPore’s employee benefits comparable to MacroPore’s standard package, including PPO medical insurance for you and your family, group life insurance, group long-term disability insurance, and participation in our flexible spending account and 401(k) plan. Your paid time off will be four (4) weeks per year.

We will propose to reimburse you for all expenses incurred related to your move to San Diego of up to $40,000. You will receive a car allowance of $400/month.

We will recommend to the Board of Directors that it grant to you, under our Amended and Restated 1997 Stock Option and Stock Purchase Plan, 50,000 stock options. These stock options, if granted by the Board, would vest monthly over four years (subject to a 1-year cliff) starting from your first day of employment. The exercise price would be equal to 100% of the fair market value of our stock as of the date the Board acts to grant the options. The options will be exercisable once they vest, subject to your remaining an employee of the Company, as described in the stock option agreement you will receive from the Company.  (Please see attached addendum form Incentive Stock Option Agreement.)

Employment with MacroPore is “at will” and may be terminated without cause by either party.  This letter describes a written offer of employment and does not constitute a contract.

Doug, we would be delighted to have someone of your caliber join our company. Please sign below as acceptance of this offer and return a copy to me at your earliest convenience.

Sincerely,

/s/ Marc Hedrick
Marc Hedrick
President

Acceptance:

I understand and accept the above offer.

Signature:

/s/ Douglas M. Arm		2/1/05
Doug Arm, Ph.D.	Date